Exhibit 10.70

The Bank of New York Mellon Corporation

Freeze Amendments to the

The Bank of New York Company, Inc.
Excess Benefit Plan

            WHEREAS, pursuant to that certain Agreement and Plan of Merger (“Agreement of Merger”) dated as of December 3, 2006, as amended, Mellon Financial Corporation (“Legacy Mellon”) and The Bank of New York Company, Inc. (“Legacy BNY”) merged into a newly-formed corporation known as The Bank of New York Mellon Corporation (the “Corporation”) effective as of July 1, 2007 (the “Combination Date”); and

            WHEREAS, in order to implement the benefit provisions of the Agreement of Merger, the Human Resources & Compensation Committee of the Corporation (the “HR&CC”) adopted the following resolutions at its organizational meeting of July, 2007:

•
that on and after the Closing Date the [Legacy] Mellon Compensation and Benefit Plans and the [Legacy] BNY Compensation and Benefit Plans, as such terms are defined in the Agreement of Merger, are approved, including exercises and issuances thereunder, and shall be continued, mutatis mutandis, and be administered to exclude from participation (i) in the Mellon legacy plans, those individuals eligible to participate in the BNY legacy plans and (ii) in the BNY legacy plans, those individuals eligible to participate in the Mellon legacy plans; with such exclusions to continue until such time as provided otherwise after the Closing Date by the proper committee or officers of the [Corporation]; and

•
that employees hired during the period commencing on and after the Closing Date and continuing until such time, if any, as determined by the proper committee or officers of the Corporation, shall be assigned to either or both of the Mellon legacy plans or BNY legacy plans by the proper officers or committees of the [Corporation]; provided such assignment is consistent with the rules of the New York Stock Exchange; and

•
that, the delegations of authority, practices, policies and procedures, as existing, approved and in effect on the day before the Closing Date with respect to the establishment, amendment operation and termination of the Mellon Compensation and Benefit Plans and the BNY Compensation and Benefit Plans, including without limitation the authority to grant certain awards, shall be and hereby do continue, mutatis mutandis, with respect to the establishment, amendment, operation and termination of the Mellon and BNY legacy plans on and after the Closing Date …; and

•	that the proper officers of the [Corporation] be, and they hereby are, authorized and directed to execute and deliver such documents in the name of, and on behalf

US_ACTIVE-124698946.1-RJBOEHNE

of, [the Corporation] and to take or cause to be taken such further steps as they may deem necessary or appropriate to duly implement the foregoing resolutions; and

WHEREAS, pursuant to such resolutions and delegations of authority, the proper officers of the Corporation adopted the following general rules of eligibility:

•	that persons employed by the legacy entities prior to the Combination Date continued to participate in their respective Compensation and Benefit Plans after the Combination Date;

•
that employees hired after the combination date and prior to the July 1, 2008 payroll consolidation date, became eligible to participate in the legacy Mellon or legacy BNY plans corresponding to the payroll system through which they were paid; and

•	that employees hired after the July 1, 2008 combination date were generally eligible to participate in the legacy Mellon plans; and

WHEREAS, the Benefits Administration Committee is presently responsible for administering The Bank New York Company, Inc. Excess Benefit Plan as amended and restated effective July 10, 1990 as amended (the “Plan”) and, inter alia, for maintaining the roster of persons eligible to participate in the Plan; and

WHEREAS, Section 17 of the Plan authorizes the sponsor to amend the Plan at any time and from time to time, prospectively or retroactively and may terminate Part I or Part II of the Plan at any time provided that the Plan may not be amended or terminated with respect to a Part I or II benefit that became payable prior to the time of such amendment or termination except with the written consent of the Participant or other person then receiving such Part I or II benefit; and

WHEREAS, at its meeting of January 29, 2015, the HR&CC:  (A) adopted certain changes (the “2015 Design Changes”) to The Bank of New York Mellon Corporation Pension Plan (the “Retirement Plan”), including, among other changes:  (i) the cessation of all accruals and adjustments to all benefits provided under all formulae under the Retirement Plan to the fullest extent permitted by law effective on and after the close of business on June 30, 2015 (the “Hard Freeze Date”) and (ii) the vesting, as of the Hard Freeze Date, of the benefits accrued under the Retirement Plan as of such Date by Participants actively employed through the close of business on such Hard Freeze Date and (B) directed that all non-qualified plans which determine benefit accruals in whole or in part by direct or indirect reference to benefits accrued under the Retirement Plan, which “Non-Qualified Plans” include the Plan, be amended as necessary or appropriate to reflect the adoption of the 2015 Design Changes and the Corporation’s intention that accrued benefits under any such Non-Qualified Plans not be increased as a result of the Hard-freeze of the Retirement Plan; and

WHEREAS, in order to reflect the 2015 Design Changes impacting the Plan, the Corporation now desires to amend the Plan to:  (i) cease all accruals under the Plan to the fullest extent permitted by law effective on and after the Hard Freeze Date and (ii) make certain other related and clarifying changes.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended effective as of June 30, 2015 by the adoption of this Freeze Amendment, as follows:

1.
All references to “Committee” and “Company” shall refer to their successors as established by the Corporation on and after the July 1, 2007 date (the “Combination Date”) as of which Mellon Financial Corporation and The Bank of New York Company, Inc. merged into the Corporation.

2.
In order to reflect the July, 2007, action of the Corporation resolving that the classes of persons eligible to participate and the retirement plan intended to be supplemented were not intended to be expanded to persons employed by – or subsequently hired into – entities which comprised Mellon Financial Corporation as constituted on the day before the Combination Date nor to supplement benefits under the Mellon Bank Retirement Plan, all references to “Retirement Plan” shall mean the Retirement Plan of The Bank of New York Company, Inc., as it may be amended from time to time. By way of clarification and not limitation, the Retirement Plan of The Bank of New York Company, Inc. was merged as of December 31, 2008 with and into the Mellon Bank Retirement Plan and the surviving plan was renamed The Bank of New York Mellon Corporation Pension Plan effective on and after January 1, 2009.

3.
A new paragraph is added to the end of Part I, SECTION 3, Benefit, to clarify that the supplemental benefit is calculated on the benefit accrued under the Retirement Plan by only taking into account Average Final Compensation, Compensation, Credited Service and any other provisions affecting the Participant’s benefit, earned / determined through the Hard Freeze Date to read as follows:

Notwithstanding anything in this Plan to the contrary, the difference, expressed as a life annuity, between (i) the benefit the Participant or his beneficiary would have received under the Retirement Plan, prior to the reduction thereunder for the equivalent actuarial value of the Participant’s account under the ESOP, if section 415 of the Code or any such implementing Retirement Plan provisions were disregarded, and (ii) the sum of (A) the benefit which the participant is entitled to receive under the provisions of the Retirement Plan and (B) the equivalent actuarial value of the Participant’s account under the ESOP, shall be based on Average Final Compensation, Compensation, Credited Service and any other provisions affecting the Participant’s benefit, earned / determined through the June 30, 2015 Hard Freeze Date under the terms of the Retirement Plan.

4.
A new paragraph is added to the end of Part II, SECTION 11, Benefit, to clarify that the supplemental benefit is calculated on the benefit accrued under the Retirement Plan by only taking into account Average Final Compensation, Compensation, Credited Service and any other provisions affecting the Participant’s benefit, earned / determined through the Hard Freeze Date to read as follows:

Notwithstanding anything in this Plan to the contrary, the difference, expressed as a life annuity, between (i) the benefit the Participant or his beneficiary would have received under the Retirement Plan, prior to the reduction thereunder for the equivalent actuarial value of the Participant’s account under the ESOP, if section 401(a)(17) of the Code (and, if applicable, Section 415 of the Code) or any provisions of the Retirement Plan implementing such Section(s) were disregarded, and (ii) the sum of (A) the benefit which the participant is entitled to receive under the provisions of the Retirement Plan, (B) the equivalent actuarial value of the Participant’s account under the ESOP and (C) the Benefit payable to the Participant under Part I of the Plan, shall be based on Average Final Compensation, Compensation, Credited Service and any other provisions affecting the Participant’s benefit, earned / determined through the June 30, 2015 Hard Freeze Date under the terms of the Retirement Plan.

5.	In all other respects, the Plan is continued in full force and effect.

The Bank of New York Mellon Corporation

The Bank of New York Company, Inc. Excess Benefit Plan

(Signature page to Freeze Amendments)

Execution

IN WITNESS WHEREOF, The Bank of New York Mellon Corporation, intending to be legally bound, has caused this Freeze Amendment to be executed by its duly authorized officer this 14th day of December, 2015.

WITNESS	THE BANK OF NEW YORK MELLON CORPORATION

By: /s/ Bennett E. Josselsohn	By /s/ Monique R. Herena

Name: Bennett E. Josselsohn	Monique R. Herena

Title: Managing Director and	Chief Human Resources Officer
Senior Managing Counsel